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                             Prospectus Supplement to Prospectus dated September
                             27, 2000, File No. 333-45406 Filed Pursuant to Rule 424(b)(3)

                       ILLINOIS SUPERCONDUCTOR CORPORATION

                                   SUPPLEMENT
                                       TO
                       PROSPECTUS DATED SEPTEMBER 27, 2000

          This is a Supplement to Illinois Superconductor Corporation's Prospectus, dated September 27, 2000 (the "Prospectus"), with respect to the offer and sale of up to 3,440,526 shares of Common Stock, including preferred stock purchase rights, of Illinois Superconductor Corporation. This Supplement amends and supplements certain information contained in the Prospectus. We encourage you to read this Supplement carefully.

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          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSIONER HAS APPROVED OR DISAPPROVED OF THE SHARES OF ILLINOIS SUPERCONDUCTOR CORPORATION COMMON STOCK TO BE ISSUED UNDER THIS SUPPLEMENT AND THE PROSPECTUS OR DETERMINED IF THIS SUPPLEMENT OR THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                 THE DATE OF THIS SUPPLEMENT IS JANUARY 8, 2001.

CURRENT REPORTS ON FORM 8-K

          1. On January 4, 2001, we filed a Current Report on Form 8-K reporting on our acquisition of the Adaptive Notch Filtering business unit of Lockheed Martin Canada Inc., and on the conversion of senior convertible notes by certain of our principal stockholders.

          2. On January 8, 2001, we filed a Current Report on Form 8-K announcing that we had entered into an agreement with KMW, Inc. of Korea to jointly develop an advanced-design cryogenic receiver front-end (CRFE) system to meet the wireless requirements of third-generation (36) wideband-COMA wireless systems. Our Current Report on Form 8-K filed January 8, 2001 also reported that all of our Senior Convertible Notes have been converted into common stock in accordance with their terms.

          We hereby incorporate by reference into this Supplement and the Prospectus our Current Reports on Form 8-K filed January 4 and January 8, 2001.

          A copy of our Current Reports on Form 8-K filed January 4 and January 8, 2001 are being provided to you along with this Supplement.

Information about documents that have been incorporated by reference into the Prospectus is included in the section of the Prospectus captioned "Where You Can Find More Information."